Exhibit 10(xxxx)

INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT (this “Agreement”) is made and entered into as of February 23, 2011, by and among CRESCENT FINANCIAL CORPORATION, a North Carolina-chartered bank holding company (the “Company”), CRESCENT STATE BANK, a North Carolina-chartered bank and wholly-owned subsidiary of the Company (the “Bank”), and MICHAEL G. CARLTON (“Indemnitee”).

WHEREAS, the Indemnitee is an officer and a director of both the Company and the Bank; and

WHEREAS, the Bylaws of the Company and the Bank authorize and require indemnification of its officers and directors for service on the board of directors of other corporations or entities provided that such service was at the request of the Company’s Board of Directors (“Other Service”); and

WHEREAS, the Indemnitee, the Company and the Bank entered into that certain Employment Agreement, dated September 10, 2008, as amended December 31, 2010 and as modified January 1, 2009 (collectively, with such amendments and modifications, the “Employment Agreement”), which further entitles the Indemnitee to certain indemnification rights; and

WHEREAS, the Indemnitee served as a director on the Boards of Directors of another bank holding company (the “Other Bank Holding Company”) and its wholly-owned banking subsidiary (the “Other Bank”), at the joint request of the Boards of Directors of the Company and the Bank; and

WHEREAS, the Other Bank was closed by the Office of the Comptroller of the Currency prior to the date of this agreement, with the Federal Deposit Insurance Corporation (“FDIC”) named as its receiver, and the Other Bank Holding Company filed a Voluntary Petition for relief under chapter 7 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (“Bankruptcy Code”), in the United States Bankruptcy Court on  June 5, 2009; and

WHEREAS, the FDIC has asserted certain claims against the Indemnitee for which Indemnitee is entitled to seek indemnification; and

WHEREAS, Indemnitee’s service as a director of each of the Other Bank Holding Company and the Other Bank constituted Other Service as defined above; and

WHEREAS, in order to facilitate a transaction contemplated by that certain Investment Agreement (the “Investment Agreement”) of even date herewith and among the Company, the Bank and Piedmont Community Bank Holdings, Inc., a Delaware-chartered bank holding company, that will result in the investment of additional capital into the Company and the Bank, the parties believe it appropriate to modify and limit the obligations of the Company and the Bank, under their respective Articles of Incorporation and Bylaws, the Employment Agreement and applicable law to indemnify the Indemnitee with respect to his Other Service rendered prior to January 1, 2011;

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1.           AGREEMENT TO INDEMNIFY.

(a)           The Company shall indemnify the Indemnitee for reasonable legal fees (“Defense Expenses”), in the single aggregate amount up to, but no more than, ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) (“Maximum Aggregate Indemnification Limit”), incurred by the Indemnitee after January 1, 2011 (including the balances of any retainers for legal services paid prior to the date of this Agreement but unexhausted as of January 1, 2011), in the defense of any and all proceedings based on, arising out of, or in any way relating to the Other Service that he has rendered prior to the date of this Agreement.  Indemnitee agrees that he will be entitled to receive only up to the Maximum Aggregate Indemnification Limit as a result of all his Other Service rendered prior to January 1, 2011, whether under the Articles of Incorporation or Bylaws of the Company or the Bank, the Employment Agreement or applicable law and regardless of the number of claims, claimants or proceedings, the number of entities to which Indemnitee rendered Other Service, the positions in which he served, the duration of such Other Service or whether requested or authorized to render such Other Service by the Company, the Bank or both, and regardless of whether the proceedings are pending, threatened, brought in the future or completed.

(b)           The Indemnitee shall be entitled to seek advancement of Defense Expenses he incurs in advance of the termination of a proceeding, and the Company and the Bank agree to advance Defense Expenses, upon his compliance with the requirements of the Company’s Bylaws and applicable law.

(c)           The Indemnitee hereby waives any other rights to indemnification and advancement by the Company or the Bank based upon or arising out of Other Service rendered prior to the date of this Agreement, whether pursuant to provisions of (i) the Articles of Incorporation of the Company or the Bank; (ii) the Bylaws of the Company or the Bank; (iii) the Employment Agreement; (iv) any other resolution, agreement or understanding of the Board of Directors; (v) any other agreement with the Company or the Bank or (vi) applicable law.  The Indemnitee agrees that all his rights to indemnification under the Articles of Incorporation of the Company and the Bank, the Bylaws of the Company and the Bank, the Employment Agreement and applicable law are limited to Defense Expenses and that he waives any and all rights of indemnification for any judgments, settlements, fines, penalties, excise taxes or other liabilities (other than liability for Defense Expenses) that he may incur as a result of such Other Service rendered prior to January 1, 2011.

(d)           No provision in this Agreement shall require the Company or the Bank to provide the Indemnitee with any indemnification, advancement, reimbursement or payment (i) that constitutes a “prohibited indemnification payment” within the meaning of 12 C.F.R.    § 359.1(l)(1) or 12 C.F.R. § 359.5; (ii) that violates the requirements of other applicable law; or (iii) that is otherwise prohibited under the Articles of Incorporation of either the Company or the Bank, the Bylaws of either the Company or the Bank, or the Employment Agreement, as each such document is in effect as of the date of this Agreement.

(e)           The Indemnitee shall continue to retain all rights to indemnification he may have, arising under (i) the Articles of Incorporation of the Company and the Bank; (ii) the Bylaws of the Company or the Bank; (iii) the Employment Agreement, (iv) any other resolution, agreement or understanding of the Board of Directors; (v) any other agreement with the Company or the Bank; (vi) applicable law; or (vii) otherwise, with respect to proceedings based upon or arising out of his service as an officer or director of the Company or the Bank, or any subsidiary of the Company or the Bank, or Other Service, provided such Other Service is rendered after the date of this Agreement.

2.           PROCEDURE FOR MAKING AND RESPONDING TO DEMANDS FOR INDEMNIFICATION AND ADVANCEMENT.  Requests for advancement or indemnification shall be paid to Indemnitee (or to Indemnitee’s counsel) only upon Indemnitee’s and the Company’s compliance with their respective duties and obligations under all applicable terms and conditions of the Company’s Bylaws (in effect as of the date of this Agreement) and applicable law.

3.           EFFECTIVENESS.  This Agreement shall only be effective as of the Closing Date of the Investment Agreement, as that term is defined in Section 2.2 thereto.

4.           SUCCESSORS.  This Agreement establishes contract rights which shall be binding upon, and shall inure to the benefit of, the successors, assigns, heirs and legal representatives of the parties hereto.

5.           THIRD PARTIES.  The parties agree that this Agreement is not intended to benefit, convey and interest or provide any rights to any other person or entity.

6.           SEVERABILITY.  Should any provision of this Agreement, or any clause hereof, be held to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions and clauses of this Agreement shall remain fully enforceable and binding on the parties.

7.           MODIFICATION AND WAIVER.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

8.           CHOICE OF LAW.  The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of North Carolina and any applicable federal laws and regulations.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

CRESCENT FINANCIAL CORPORATION

By:	/s/ Bruce W. Elder
Name:	Bruce W. Elder
Title:	Vice President

CRESCENT STATE BANK

By:	/s/ Bruce W. Elder
Name:	Bruce W. Elder
Title:	Senior Vice President

INDEMNITEE

By:	/s/ Michael G. Carlton
Michael G. Carlton